01/09/06

Wyeth Provides Financial Guidance for 2006

        Madison, N.J., January 9, 2006 -- Wyeth (NYSE: WYE) announced today that pro forma diluted earnings per share for 2006 is expected to be in the $2.97 to $3.07 range. This estimate is pro forma as it excludes any potential restructuring charges resulting from the Company's ongoing review of business processes and systems. The estimate includes the impact of accounting for stock options as required by Statement of Financial Accounting Standards (SFAS) 123R, Share-Based Payment.

        The Company had previously announced a guidance range for 2005 of $2.80 to $2.90 pro forma diluted earnings per share, or $2.63 to $2.73 when including the impact of stock option expense. The 2005 estimate excludes the one-time impact from repatriation of foreign earnings under the American Jobs Creation Act as well as any restructuring charges resulting from the Company's ongoing review of business processes and systems. The Company expects that actual results for 2005 will slightly exceed the upper end of the range.

        "This 2006 earnings projection represents an increase targeted at 10% over 2005," says Robert Essner, Chairman, President and Chief Executive Officer, Wyeth. "Our expectations for 2006 reflect solid ongoing operating performance driven both by revenue growth and cost control."

        Net revenue for 2006 is expected to grow in the mid to upper single-digit range and gross margin is expected to be in the 71% to 73% range. Selling, general and administrative expenses are expected to increase at a low single-digit rate and research and development expenses are projected to increase at approximately the same rate as revenue. Interest expense is expected to be significantly higher than 2005 levels reflecting payments related to diet drug litigation. Other income is expected to decrease substantially as a result of lower royalty income and lower gains from product divestitures. The tax rate is expected to be approximately 22%.

        The Company will hold a conference call with investors and research analysts at 5:30 p.m. Eastern Time today. The purpose of the call is to discuss earnings guidance. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast, which may be accessed on the Company's Internet website at www.wyeth.com by clicking on the "Investor Relations" hyperlink. Also, for recent announcements and additional information, please refer to the Company's Internet website.

        Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and nonprescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

        The statements in this press release that are not historical facts are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of the timing and success of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, wars or terrorist acts, product liability and other types of lawsuits, the impact of legislation and regulatory compliance and obtaining reimbursement, favorable drug pricing, access and other approvals, environmental liabilities, and patent, and other risks and uncertainties, including those detailed from time to time in the Company's periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

#######

Media Contact
Douglas Petkus
Wyeth
973-660-5218

Investor Contact
Justin Victoria
Wyeth
973-660-5340